EXHIBIT 10.1
ALBEMARLE CORPORATION
COMPENSATION RECOUPMENT AND FORFEITURE POLICY
Section 1. Purpose. The Policy is designed to help deter actions that could potentially harm the financial position or business reputation of Albemarle Corporation (the “Corporation”) and its shareholders and to support the Corporation’s pay-for-performance philosophy for executive compensation.
Section 2. Definitions. For purposes of this Policy, the following terms shall have the following meaning:
“Incentive Plan” means the Albemarle Corporation 2017 Incentive Plan, as may be amended from time to time, any successor plan thereto, and any other such plan that the Corporation may adopt from time to time providing for periodic, annual or long-term cash or equity-based bonuses, incentive compensation and/or equity-based awards.
“Cause” means as defined under the Incentive Plan (or if more than one Incentive Plan is in effect and permits the current grant of awards thereunder, the latest such Incentive Plan) unless there is an employment agreement in place between the Corporation and the Covered Person which contains a definition of Cause or similar term, in which case the definition in such employment agreement will apply with respect to such Covered Person.
“Commission” means the U.S. Securities and Exchange Commission.
“Committee” means the Executive Compensation Committee of the Board of Directors of the Corporation.
“Corporation” means Albemarle Corporation, a Virginia corporation.
“Covered Persons” means the Corporation’s Chief Executive Officer, Chief Financial Officer, and those individuals who are participants in any Incentive Plan.
“Effective Date” means July 10, 2017, which is the date that this Policy is effective.
“Financial Restatement” means an accounting restatement due to the material noncompliance of the Corporation, with any financial reporting requirement under the securities laws (other than a restatement caused by a change in applicable accounting rules or interpretations).
“Independent Directors” mean those members of the Corporation’s Board of Directors who have been determined by the Board of Directors to be independent under New York Stock Exchange rules and the Corporation’s Corporate Governance Guidelines.
“Misconduct” means (i) intentional misconduct, including embezzlement, fraud, theft or other clearly unethical behavior (including violations of the Corporation’s policies such as the Corporations’ Code of Conduct, or applicable law), (ii) knowing misconduct or grossly negligent conduct, (iii) knowingly or grossly negligently failing to prevent any of the forgoing misconduct, and/or (iv) solely for purposes of Section 3(a) of this Policy any other conduct, behavior or any other acts or omissions that are determined to be misconduct under Section 304.
“Section 304” means Section 304 of the Sarbanes-Oxley Act of 2002.
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
Section 3. Recoupment and Forfeiture of Compensation.
(a) In the event the Misconduct of any employee of the Corporation (including, but not requiring, the Misconduct of the Corporation’s Chief Executive Officer and/or Chief Financial Officer) results in a Financial Restatement, the Corporation’s Chief Executive Officer and Chief Financial Officer shall reimburse the Corporation for (i) the gross amount of any bonus or other incentive-based or equity-based compensation received by such officer from the Corporation during the 12-month period following the date the document requiring the Financial Restatement was first publicly issued or filed (whichever occurs first) with the Commission, and (ii) any profits realized from the sale of securities of the Corporation during such 12-month period. For purposes of this Section 3(a), the Committee shall determine, and recommend to the Independent Directors, whether a Financial Restatement was as a result of Misconduct and the applicability of this Section 3(a) to the Corporation’s Chief Executive Officer and Chief Financial Officer.
(b) In the event the Misconduct of any Covered Person other than the Corporation’s Chief Executive Officer and/or Chief Financial Officer results in a Financial Restatement, the Covered Person who engaged in the

Misconduct shall reimburse the Corporation for (i) the gross amount of any bonus or other incentive-based or equity-based compensation received by such Covered Person from the Corporation during the 12-month period following the first public issuance or filing with the Commission (whichever occurs first) of the financial document containing the Financial Restatement, and (ii) any profits realized from the sale of securities of the Corporation during such 12-month period. For purposes of this Section 3(b), the Committee shall determine, and recommend to the Independent Directors, whether a Financial Restatement was as a result of Misconduct and the applicability of this Section 3(b) to each Covered Person.
(c) In the event that a Covered Person has his or her employment terminated for Cause, then such Covered Person shall forfeit all unpaid cash-based incentive compensation under the Incentive Plan (whether or not accrued and/or payable at such time) and all unvested equity-based awards or incentive compensation granted under the Incentive Plan (whether or not earned at such time), in each case as of the date such Covered Person is notified of termination of his or her employment for Cause. The Chief Executive Officer (or the Committee in the event that such Covered Person is the Chief Executive Officer) shall determine the applicability of this Section 3(c) to each Covered Person.
Section 4. Administration.
(a) The Committee and, for purposes of Section 3(c), the CEO, as applicable, will administer this Policy and have the full authority and discretion necessary to accomplish its purpose, including, without limitation, the determination of the manner in which compensation is recovered, in accordance with applicable law, including, without limitation, except as described below in Section 7 hereof, by seeking repayment or by offsetting any salary or other compensation due under any compensation plan, program or arrangement maintained by the Corporation or any of its affiliates or subsidiaries. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Committee (or the Chief Executive Officer for purposes of Section 3) shall be conclusive and binding upon all parties covered by this Policy.
(b) In determining whether Misconduct has occurred that would cause the recoupment or forfeiture of compensation under this Policy, and whether the Financial Restatement resulted from any such Misconduct, the Committee (or the Chief Executive Officer for purposes of Section 3(c)) may consider any facts and circumstances that the Committee (or Chief Executive Officer) may deem appropriate.
(c) If the Committee, or the Chief Executive Officer, as applicable, seek to cause forfeiture of compensation under Section 3(c) of this Policy from a Covered Person, it must provide a written notice to such Covered Person of such intended forfeiture of compensation within one year after the discovery of the event or circumstances permitting such forfeiture of compensation along with the amount of, and reason for, the forfeiture.
Section 5. Amendment and Termination. This Policy may be amended or terminated by the Committee at any time. The Committee shall amend this policy to the extent deemed necessary or appropriate to reflect any regulations to be adopted by the Commission under Section 10D(b)(2) of the Securities Exchange Act of 1934, as amended, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.
Section 6. Miscellaneous.
(a) This Policy shall be communicated to all Covered Persons; provided, however, that failure to so notify the Covered Person shall not render the Policy unenforceable as to such Covered Person except as set forth in Section 4(c) above. Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by the Policy shall be deemed to include the restrictions imposed herein and to incorporate the Policy by reference and, in the event of any conflict between the Policy and any applicable award agreement or other document, the terms of the Policy will govern.
(b) Section 3(a) of this Policy is intended to comply with the requirements of Section 304 and shall be deemed to incorporate, and shall be construed consistent with, any requirements and obligations applicable under Section 304.
(c) If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

(d) Any recoupment or forfeiture under this Policy may be in addition to any other remedies that may be available to the Corporation or to the Committee under the Corporation’s policies as well as applicable law, including disciplinary actions, and including but not limited to, termination of employment.
Section 7. Section 409A
(a)     The Committee and, for purposes of Section 3(c), the CEO, as applicable, have certain discretion to determine the manner in which compensation is recovered under the Policy. Section 409A, however, generally prohibits the settlement of amounts owed by an employee by reducing an amount of deferred compensation the employee is scheduled to be paid in the future, as that would be an impermissible acceleration of payment of the deferred amount under Section 409A. Accordingly, the Committee and, for purposes of Section 3(c), the CEO, as applicable, will consider the implications of Section 409A when recovering compensation from any Covered Person. Additionally, notwithstanding any other provision of this Policy, no forfeiture, reimbursement, recovery, offset or recoupment shall be effective if such forfeiture, reimbursement, recovery, offset or recoupment would result in a violation of Section 409A unless the Committee and, for purposes of Section 3(c), the CEO, as applicable, specifically requires such forfeiture, reimbursement, recovery, offset or recoupment notwithstanding its adverse implications under Section 409A . If the Committee’s or the CEO’s retention of the authority to require such forfeiture, reimbursement, recovery, offset or recoupment notwithstanding its adverse implications under Section 409A itself results in a violation of Section 409A, then no forfeiture, reimbursement, recovery, offset or recoupment shall be effective if such forfeiture, reimbursement, recovery, offset or recoupment would result in a violation of Section 409A.
(b) Notwithstanding any other provision of this Policy, there is no guaranty or assurances that the Policy will not result in adverse consequences to the Covered Person under Section 409A, and none of the Committee, the CEO, the Corporation or its subsidiaries or affiliates or their officers, directors, employees or agents shall be liable to any Covered Person if any forfeiture, reimbursement, recovery, offset or recoupment under this Policy results in adverse consequences as the result of Section 409A.